SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LETTER FROM OUR PRESIDENT

AND

PROXY STATEMENT

Year Ended September 30, 2006

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-5354

www.hennessyfunds.com

Dear Hennessy Advisors Shareholder:	December, 2006

It seems hard to believe that this is the fifth Hennessy Advisors shareholder letter that I have had the pleasure to write. As I draft this, the phrase “the more things change, the more they stay the same” comes to mind. We have experienced another year with significant volatility in the financial markets, yet they remain strong and have again posted modest gains. We maintain our optimistic opinion that the market is poised for continued, sustainable growth as we move into 2007. Major economic indicators, such as unemployment, inflation and interest rates, remain at favorable levels. We expect corporate profits to continue to increase in the 10-15% range, which alone should be enough to propel the markets higher by that amount in the coming year. Additionally, we believe that the major market indices are undervalued versus their historical levels. The Dow is undervalued by approximately 5% and the S&P 500 is undervalued by approximately 9%. Based on these findings, we believe that the market has the ability to not only gain the 10-15% that corporate profits growth would suggest, but it could potentially experience an additional gain of between 5 and 9%. Based on our analysis, this excess return would bring the market more in line with its historical averages, putting the Dow Jones Industrial Average above 14,000 by the end of 2007. A lot of people didn’t believe that the Dow would hit 12,000 this year, which we had predicted. But, if you look at history and evaluate this rationally, as we do, then predicting a gain like this seems quite reasonable.

I am very pleased to report double-digit growth in our earnings per share for the fourth consecutive year. Fully diluted earnings per share for Hennessy Advisors, Inc. were $1.10 in 2006, up from $0.80 in the prior fiscal year, which represents an increase of 37.5%. Total revenue increased 41.1% in 2006 versus 2005, and net income rose 40.3%. During the 2006 fiscal year Hennessy Advisors increased assets under management in our mutual funds by almost 14%, growing to $2.06 billion on September 30, 2006, compared to $1.81 billion on September 30, 2005. Our strong growth in revenue and income as compared to our growth in assets reinforces that our business is scalable, and that we can grow our assets without proportionally adding cost.

In 2006, four of our funds hit significant performance milestones. The Hennessy Balanced Fund, our first fund, turned 10 years old in March. Our Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund each hit their 10-year mark in November. And, our Hennessy Focus 30 Fund reached its 3-year mark in September. These longer range performance numbers should help us attract and retain more long-term investors.

Despite good market performance and positive economic indicators, the market is not experiencing the euphoria that we saw in the late 90’s or in 2000. Investors continue to sit on the sidelines waiting for a huge surge in performance before investing more heavily. Most retail investors do not believe we are in a bull market, and even those that do are not committed to this positive market for fear of repeating the 2000-2002 bear market. We look forward to more and more investors realizing this and investing more readily.

At Hennessy Advisors we remain committed to our primary goal of growing our assets under management, through the growth of assets in our Funds and through good-fit acquisitions. We will continue to operate the company with our shareholders’ best interest in mind. Thank you for your continued confidence and investment in Hennessy Advisors. Should you have any questions or want to speak with us directly, please never hesitate to call us at (800) 966-4354.

Best regards,

Neil Hennessy

President, Chairman and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 25, 2007

TO THE HOLDERS OF OUR COMMON STOCK:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 25, 2007, at 6:30 P.M., PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The meeting will be held for the following purposes:

1.	To elect nine directors to serve terms expiring at the annual meeting of shareholders to be held in 2008 and until their successors have been elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on December 8, 2006 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Teresa M. Nilsen, Secretary

Dated: December 29, 2006

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JANUARY 25, 2007

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. on or about December 29, 2006 in connection with the solicitation by our board of directors of proxies to be used at our 2007 annual meeting of shareholders. The meeting will be held on Thursday, January 25, 2007, at 6:30 P.M., PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 8, 2006. At such date, we had outstanding and entitled to vote 3,772,419 shares of common stock. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding voting stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows information relating to the beneficial ownership as of the record date of: (1) each person known to us to be the beneficial owner of more than 5% of our voting stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name(1)	Number of Shares Owned(2)	Percent of Class
Neil J. Hennessy(3)	1,359,675	35.6%
Teresa M. Nilsen(4)	80,850	2.1%
Daniel B. Steadman(5)	31,975	0.8%
Charles W. Bennett(6)	12,375	0.3%
Henry Hansel	111,300	2.9%
Brian A. Hennessy(7)	180,750	4.7%
Daniel G. Libarle(8)	69,750	1.8%
Rodger Offenbach(9)	89,091	2.3%
Thomas L. Seavey	51,000	1.3%
All directors and executive officers as a group (9 persons)	1,986,766	47.5%

(1)	The address of each individual is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

(2)	Includes shares subject to presently exercisable options and restricted stock units that will vest on January 26, 2007, as follows:

Name	Number of Options	Number of RSUs
Neil J. Hennessy	50,625	0
Teresa M. Nilsen	50,625	1,875
Daniel B. Steadman	24,250	1,875
Charles W. Bennett	0	375
Henry Hansel	61,875	375
Brian A. Hennessy	61,875	375
Daniel G. Libarle	58,125	375
Rodger Offenbach	61,875	375
Thomas L. Seavey	39,375	375

(3)	Includes 1,309,050 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power.

(4)	Includes 27,225 shares held jointly with her spouse and over which Ms. Nilsen has shared voting and dispositive power and 450 shares held by her spouse as custodian for their minor children, over which Ms. Nilsen has shared voting and dispositive power.

(5)	Includes 225 shares held jointly with his spouse and over which Mr. Steadman has shared voting and dispositive power.

(6)	Mr. Bennett shares voting and dispositive power over the shares shown, which are held through a trust of which Mr. Bennett is a trustee.

(7)	Includes 102,750 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 4,500 shares held as custodian for his minor children over which Mr. Hennessy has shared voting and dispositive power.

(8)	Includes 11,250 shares held jointly with his spouse and over which Mr. Libarle has shared voting and dispositive power

(9)	Includes 20,050 shares held jointly with his spouse and over which Mr. Offenbach has shared voting and dispositive power.

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. Broker non-votes and votes withheld have no effect on the outcome. Cumulative voting does not apply unless a shareholder entitled to vote at the meeting gives notice before the voting begins of the shareholder’s intent to exercise cumulative voting. If cumulative voting applies, each shareholder has the right to distribute among one or more nominees the number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote at the meeting.

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Information concerning all incumbent directors and nominees, based on data furnished by them, is set forth below.

Neil J. Hennessy (age 50) has served as chairman of the board, president and chief executive officer of Hennessy since 1989 and as director, president and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 25 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy is the brother of Dr. Brian A. Hennessy. Mr. Hennessy earned a bachelor of business administration from the University of San Diego.

Teresa M. Nilsen (age 40) has served as a director, executive vice president, chief financial officer and secretary of Hennessy since 1989, and is currently the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 17 years. Ms. Nilsen earned a bachelor of arts in economics from the University of California, Davis.

Daniel B. Steadman (age 50) has served as a director and executive vice president of Hennessy since 2000 and is currently the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 30 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980.

Charles W. Bennett (age 63) was elected as a director of Hennessy in August 2005. Mr. Bennett founded Consolidated Title Services in 1981 and since then has served as its chief executive officer and as chief executive officer of its subsidiary, California Land Title of Marin. In 2004, Consolidated Title Services became a subsidiary of Stewart Information Services Corporation, a company listed on the New York Stock Exchange.

Henry Hansel (age 58) has served as a director of Hennessy since 2001. He has been president of The Hansel Dealer Group since 1982, which includes seven automobile dealerships. Mr. Hansel has served as a director of the Bank of Petaluma since its organization in 1987. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara.

Brian A. Hennessy (age 53) has served as a director of Hennessy since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy has been a self-employed dentist for more than 20 years. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific.

Daniel G. Libarle (age 64) has served as a director of Hennessy since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. and has served as a director and chairman of the board of directors for Bank of Petaluma since its organization in 1987. Mr. Libarle is currently a director of Greater Bay Bancorp and serves on Greater Bay Bancorp’s audit committee. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University.

Rodger Offenbach (age 55) has served as a director of Hennessy since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach has been the owner of Ray’s Catering and Marin-Sonoma Picnics since 1973. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma.

Thomas L. Seavey (age 60) has served as a director of Hennessy since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as marketing professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, a Form 4 reporting the acquisition or disposition of Hennessy equity securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based on information provided by our directors and executive officers during the fiscal year ended September 30, 2006, all required reports were filed on a timely basis with the exception of one Form 4 that was filed late by Charles Bennett reporting one transaction consisting of the acquisition of 1,500 shares of our common stock.

Board of Directors and Standing Committees

The board held four regular meetings during the fiscal year ended September 30, 2006. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal 2006.

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Charles W. Bennett, Henry Hansel and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The audit committee met four times during fiscal 2006. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as chairman of our audit committee since 2001, is also an audit committee financial expert, as defined in the SEC rules and regulations, and is independent as defined by the rules adopted by the SEC and Nasdaq. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma since 1985, and as a member of the audit committee of the board of directors of Greater Bay Bancorp for the past seven years.

Compensation Committee. The compensation committee presently is composed of Rodger Offenbach (Chairman), Charles W. Bennett, Daniel G. Libarle and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The compensation committee held two meetings during fiscal 2006 to review annual performance. This committee has the responsibility of approving the compensation arrangements for our management, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan.

Nominating Committee. The nominating committee is composed of all directors who qualify as independent under Nasdaq rules, which directors are presently Charles W. Bennett, Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met one time during fiscal 2006. The principal responsibilities of and functions to be performed by the nominating committee, which includes making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders, are established in the nominating committee charter. The nominating committee’s charter is available on our website at www.hennessyadvisors.com.

Policies and Procedures for Director Nominations

The nominating committee will consider suggestions for potential director nominees from many sources, including members of the board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the nominating committee in accordance with the policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy, time available for meetings and consultation regarding Hennessy matters and other particular skills and experience possessed by the individual. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

A shareholder wishing to nominate a candidate for election to our board at any annual meeting at which one or more directors will be elected must submit a written notice of his or her nomination of a candidate to our corporate secretary at our principal executive offices. The submission must be received at our principal executive offices not more than 180 calendar days nor less than 120 calendar days before the anniversary date of our last annual meeting. For the 2008 annual meeting, these dates would be July 30, 2007 and September 28, 2007, respectively. To be timely in the case of a special meeting or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. In order to be valid, a shareholder’s notice to our corporate secretary must set forth:

•	the name and address, as they appear on our records, of the shareholder nominating the persons, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may respectively have with the nominee; and

any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for fiscal 2006, Stonefield Josephson, Inc., are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2006. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (communication with audit committees). The audit committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Hennessy’s audited financial statements in its annual report on Form 10-KSB for the fiscal year ended September 30, 2006 filed with the Securities and Exchange Commission.

Daniel G. Libarle, Chairman

Charles W. Bennett

Henry Hansel

Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President and Chief Executive Officer
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer and Secretary
Daniel B. Steadman	Executive Vice President

EXECUTIVE COMPENSATION

The following table summarizes the compensation for services rendered for the fiscal year ended September 30, 2006, by our executive officers, each having received total salary and bonus in excess of $100,000 in fiscal 2006:

	Annual Compensation							Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options	All Other Compensation
Neil J. Hennessy President and Chief Executive Officer	2006 2005 2004	$ $ $	180,000 180,000 180,000	$ $ $	905,890 643,972 555,356	$ $ $	0 0 0	0 0 0		0 16,875 0	$ $ $	8,968 8,968 8,968	(1) (1) (1)
Teresa M. Nilsen Executive Vice President, Chief Financial Officer and Secretary	2006 2005 2004	$ $ $	141,667 135,000 110,000	$ $ $	228,000 155,000 105,000	$ $ $	0 0 0	$187,500 0 0	(2)	0 16,875 0	$ $ $	0 0 3,750	(3)
Daniel B. Steadman Executive Vice President	2006 2005 2004	$ $ $	122,500 120,000 105,000	$ $ $	150,000 115,000 90,000	$ $ $	0 0 0	$187,500 0 0	(2)	0 16,875 0	$ $ $	0 0 0

(1)	Premiums for life insurance ($5,828) and disability insurance ($3,140).

(2)	Represents 7,500 restricted stock units, based on the closing price of the underlying common stock on the date of grant. The units will vest 25% per year on each anniversary date of the grant, subject to continued employment of the executive. Holders are not entitled to voting right or dividends on the awards during the time that the units remain unvested. The awards held by each executive had a value of $187,500 on September 30, 2006, based on the closing price of our common stock on that date. The actual value realized by the executive will depend on the market value of our common stock on the date of vesting.

(3)	Represents 15 year anniversary award.

The following table shows information about the exercise during fiscal 2006 of options, and the value as of September 30, 2006 of unexercised options, held by our executive officers:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Number of Shares Acquired On Exercise	Value Realized	Number Of Unexercised Securities Underlying Options At FY-End (#) Exercisable/Unexercisable	Value Of Unexercised In-The-Money Options At FY-End ($)(1) Exercisable/Unexercisable
Neil J. Hennessy	—	—	50,625/0	$920,531/$0
Teresa M. Nilsen	—	—	50,625/0	$920,531/$0
Daniel B. Steadman	26,375	$327,600	24,250/0	$491,848/$0

(1)	The actual value realized by the executive will depend on the market value of our common stock on the date the options are exercised.

Employment Agreements

Neil J. Hennessy entered into an employment agreement relating to his service as chairman of the board of directors and chief executive officer of Hennessy and as chief investment officer and portfolio manager for our mutual funds, effective at the completion of our initial public offering in February 2002. In 2006, we renewed the agreement for a five-year term ending in 2011, with automatic one-year renewal terms thereafter unless either party gives notice of non-renewal at least 60 days before the end of the then-current term. Under the employment agreement, Mr. Hennessy is responsible for managing or overseeing the management of our mutual funds, attracting mutual fund accounts, attracting or managing accounts for high net worth individuals or retirement accounts or otherwise generating revenues. Mr. Hennessy receives an annual salary of $180,000 and any other benefit that other employees receive. In addition to his base compensation, Mr. Hennessy receives an incentive-based management fee in the amount of 10% of our pre-tax profit before any bonuses for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America. The agreement can only be modified with the consent of our board of directors.

Director Compensation

During fiscal 2006, outside directors have been compensated in cash for their participation in board meetings ($2,000 per meeting) and committee meetings ($750 per meeting for committee members and $1,250 per meeting for committee chairman). Outside directors also received 1,500 restricted stock units during the fiscal year ended September 30, 2006. The units vest 25% per year on the first four anniversary dates of the grant, provided that the recipient remains a director on the date of vesting.

CERTAIN TRANSACTIONS

There have been no transactions of more than $60,000 between Hennessy and any shareholder, director or executive officer during the last two-year period ending September 30, 2006.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

On December 30, 2004, we dismissed our auditors, Pisenti & Brinker, LLP, and appointed Stonefield Josephson, Inc. as our new independent auditors, effective December 30, 2004. This change was approved by the audit committee.

During the two most recent fiscal years ended September 30, 2004, and the subsequent interim period through December 30, 2004, there were no disagreements between us and Pisenti & Brinker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Pisenti & Brinker’s satisfaction, would have caused Pisenti & Brinker to make reference to the subject matter of the disagreement in connection with its reports.

The audit reports of Pisenti & Brinker on our financial statements as of and for the fiscal years ended September 30, 2004 and September 30, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The board of directors has selected Stonefield Josephson, Inc. to serve as our independent certified public accountants for the current fiscal year ending September 30, 2007. That firm has served as our auditors beginning on December 30, 2004 and for the fiscal years ended September 30, 2005 and 2006. Representatives of Stonefield Josephson are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors, Inc., for the fiscal years ended September 30, 2006 and 2005.

	Audit Fees	Audit- Related Fees(1)	Tax Fees(2)	All Other Fees	Total Fees
Fiscal Year 2006
— Stonefield Josephson, Inc.	$59,849	$54,070	$7,760	$0	$121,679
Fiscal Year 2005
— KPMG LLP(4)	$0	$18,000	$0	$0	$18,000
— Pisenti & Brinker LLP(3)	$0	$25,743	$4,746	$0	$30,489
— Stonefield Josephson, Inc.	$46,637	$86,705	$0	$0	$133,342

(1)	Audit-related fees are for SEC compliance reviews of Form 10-QSB, Form 8-K and Form S-1.

(2)	Tax fees are for preparation of federal and state income tax returns.

(3)	Pisenti & Brinker LLP served as our auditors for fiscal 2003 and 2004, and provided audit-related services to us in fiscal 2005 in connection with our Form S-1.

(4)	KPMG LLP served as our auditors for fiscal 2001 and 2002. It provided audit-related services to us in fiscal 2005 in connection with our Form S-1.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to the 2008 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than September 28, 2007. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely under our bylaws if we receive it after September 28, 2007, and will not be placed on the agenda for the 2008 annual meeting.

To ensure prompt receipt by Hennessy, proposals should be sent certified mail, return receipt requested.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Hennessy does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors would attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2006 annual meeting.

ANNUAL REPORT

A copy of our annual report on Form 10-KSB for the fiscal year ended September 30, 2006 accompanies this proxy statement. Additional copies may be obtained by writing to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Hennessy. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HENNESSY ADVISORS, INC.

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of the company to be held January 25, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL TO ELECT THE DIRECTOR NOMINEES AS LISTED.

Should any other matters requiring a vote of the shareholders arise, including matters incident to the conduct of the meeting, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the company.

(Continued, and to be marked, dated and signed, on the other side)

Ù FOLD AND DETACH HERE Ú

YOUR VOTE IS IMPORTANT!

You can vote by mail – by promptly returning your

completed proxy card in the enclosed envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends
a vote FOR Election of Directors	FOR ALL	WITHHELD FROM ALL		WILL
ATTEND

1. Election of Directors			If you plan to attend the annual meeting,	☐
Nominees:	☐	☐	please mark the WILL ATTEND box
01 Neil J. Hennessy 02 Teresa M. Nilsen 03 Daniel B. Steadman 04 Charles W. Bennett 05 Henry Hansel 06 Brian A. Hennessy 07 Rodger Offenbach 08 Daniel G. Libarle 09 Thomas L. Seavey

WITHHELD FROM: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT! Mark, sign and date your proxy card and return promptly in the enclosed envelope.

THANK YOU FOR VOTING.